Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement pertaining to the Wilson Bank Holding Company 2009 Stock Option Plan, with respect to the consolidated financial statements of Wilson Bank Holding Company and with respect to the effectiveness of internal control over financial reporting of Wilson Bank Holding Company, included in Wilson Bank Holding Company's Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ Maggart & Associates, P.C.
Maggart & Associates, P.C.

Nashville, Tennessee
April 17, 2009